UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

RADIUS HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

VELAN CAPITAL PARTNERS LP

VELAN CAPITAL HOLDINGS LLC

VELAN CAPITAL INVESTMENT MANAGEMENT LP

VELAN CAPITAL MANAGEMENT LLC

Adam Morgan

BALAJI VENKATARAMAN

REPERTOIRE MASTER FUND LP

REPERTOIRE HOLDINGS LLC

REPERTOIRE PARTNERS LP

REPERTOIRE PARTNERS GP LLC

DEEPAK SARPANGAL

ERIC J. ENDE

CYNTHIA L. FLOWERS

ANN MACDOUGALL

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Velan Capital Investment Management LP and Repertoire Partners LP, together with the other participants named herein (collectively, the “Velan-Repertoire Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Radius Health, Inc., a Delaware corporation (the “Company”).

On June 24, 2022, the Velan-Repertoire Group issued the following press release commenting on the Company’s proposed sale, which was also posted to www.fixradius.com:

Velan-REPERTOIRE comments on proposed sale of radius health to gurnet point capital and patient square capital

Alpharetta, GA – June 24, 2022 – Velan Capital Investment Management LP and Repertoire Partners LP (together with the other participants in their solicitation, “Velan-Repertoire” or “we”), collectively one of the largest stockholders of Radius Health, Inc. (“Radius” or the “Company”) (NASDAQ: RDUS), with beneficial ownership of approximately 7.7% of the outstanding shares and economic exposure to approximately 10.1% of the outstanding shares, today issued the following comment in response to the proposed acquisition of Radius by Gurnet Point Capital and Patient Square Capital in a transaction valued at up to approximately $890 million:

“While we are pleased that other parties also recognize there is untapped value in Radius and its assets, we are continuing to evaluate whether this deal represents a fair price for stockholders. We look forward to discussing the terms of this transaction with other stockholders and reviewing further disclosures about the rationale and process leading up to this decision.

We also continue to believe that our director nominees – Eric Ende, Cynthia Flowers and Ann MacDougall – would be valuable additions to the Board, whether by providing objective perspectives on the fairness and advisability of this proposed transaction or if Radius ultimately remains a standalone entity. We plan on continuing to engage with our fellow investors regarding the proposed deal and our nomination of director candidates.”

Velan-Repertoire urges all stockholders to vote for change on the WHITE proxy card to elect Eric Ende, Cynthia Flowers and Ann MacDougall

Investor contacts:

Adam Morgan

(646) 844-0030

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Media contacts:

Longacre Square Partners

Dan Zacchei / Miller Winston

DZacchei@longacresquare.com / MWinston@longacresquare.com